Exhibit 10.71

STATE AUTO FINANCIAL CORPORATION

RESTRICTED STOCK AGREEMENT

UNDER THE

AMENDED AND RESTATED EQUITY INCENTIVE COMPENSATION PLAN

This Restricted Stock Agreement (this “Agreement”) is made as of October 4, 2007 (the “Award Date”). The Compensation Committee of State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby awards to Mark A. Blackburn (“Mr. Blackburn”) 25,000 common shares, without par value, of the Company (the “Restricted Shares”). The Restricted Shares are awarded pursuant to the terms of the Company’s Amended and Restated Equity Incentive Compensation Plan (the “Plan”) and shall be subject to all of the provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the following provisions of this Agreement. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

§1. Award of Restricted Shares. The Restricted Shares are awarded to Mr. Blackburn in connection with, and as additional consideration for, his entering into an Employment Agreement with the Company dated as of the Award Date. The purchase price for the Restricted Shares shall be zero. Following the execution and delivery of this Agreement by Mr. Blackburn, the Company shall cause a share certificate evidencing the Restricted Shares to be issued in Mr. Blackburn’s name (the “Share Certificate”).

§2. Forfeiture. The Restricted Shares shall be forfeited to the Company if Mr. Blackburn’s employment with the Company terminates for any reason, (other than death or disability), prior to the third anniversary of the Award Date (the “Lapse Date”), or if Mr. Blackburn violates any provision of this Agreement.

§3. Vesting. Notwithstanding the provisions of the Plan to the contrary, if Mr. Blackburn’s employment with the Company terminates due to death, disability, involuntary termination without cause or a change of control prior to the Lapse Date, the Restricted Shares shall be fully vested; provided, however, that the Restricted Shares shall not vest prior to the Lapse Date if such death or disability results from a self-inflicted injury or event, while sane or insane. For purposes of this Agreement, “disability” and involuntary “termination without cause” shall be given the meanings provided in Article V, sections (A) and (D), respectively, of the Employment Agreement entered into by Mr. Blackburn concurrently with the execution of this Agreement. Further, “change of control” shall be given the meaning provided in Section 2(d) of the Amended and Restated Executive Agreement entered into by Mr. Blackburn concurrently with the execution of this Agreement. For purposes of vesting upon a change of control, if the change of control event is as defined in Section 2(d)(6) of the Amended and Restated Executive Agreement, Mr. Blackburn must remain employed by the Company or its respective successor, if applicable, for a period of two years after the change of control in order for the Restricted Shares to be fully vested prior to the Lapse Date, unless his employment terminates sooner due to death or disability which does not result from a self-inflicted injury or event, while sane or insane.

§4. Transfer Restrictions. None of the Restricted Shares, nor any beneficial interest therein, shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily,

prior to the Lapse Date. Thereafter, the Restricted Shares may be transferred only in compliance with all applicable federal and state securities laws. Any transfer or attempted transfer in violation of the foregoing restrictions shall be null and void.

§5. Acceptance of Award. The award of the Restricted Shares must be accepted by Mr. Blackburn within 30 days after the Award Date by executing this Agreement. Mr. Blackburn shall not have any rights with respect to the Restricted Shares awarded under this Agreement unless and until Mr. Blackburn has executed this Agreement, delivered a fully executed copy thereof to the Secretary of the Company, and otherwise complied with the applicable terms and conditions of the award of the Restricted Shares.

§6. Rights As Shareholder. Subject to the terms of this Agreement, on and after the issuance of the Share Certificate to Mr. Blackburn, Mr. Blackburn shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive any dividends or other distributions with respect to the Restricted Shares, but subject, however, to the restrictions on transfer set forth in this Agreement. Notwithstanding the foregoing, any cash dividends or other cash distributions paid on the Restricted Shares prior to the Lapse Date shall be automatically reinvested in common shares of the Company (the “Dividend Shares”) pursuant to the terms of the Company’s dividend reinvestment and stock purchase plan and shall be held in an account with National City Bank, or its successor, under Mr. Blackburn’s name. Until the Lapse Date, the Dividend Shares shall be subject to the restrictions on transfer set forth in §4, above. However, the Dividend Shares shall not be subject to any risk of forfeiture.

§7. Escrow of Shares. The Share Certificate shall be held by the Company, together with a stock power endorsed in blank, which shall be executed by Mr. Blackburn concurrently with his execution of this Agreement, until the earlier of the Lapse Date or the termination of Mr. Blackburn’s employment with the Company. If the Restricted Shares are forfeited to the Company under §2, above, then the Company shall cause the Restricted Shares to be transferred to the Company. If the Restricted Shares are not forfeited to the Company, then the Company shall deliver the Share Certificate and stock power to Mr. Blackburn.

§8. Tax Consequences. Mr. Blackburn understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement, including without limitation filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “83(b) Election”), if he deems it to be appropriate. Mr. Blackburn shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Mr. Blackburn shall notify the Company in writing if Mr. Blackburn files the 83(b) Election with the Internal Revenue Service within 30 days from the date of his execution of this Agreement. The Company intends, in the event it does not receive from Mr. Blackburn evidence of the 83(b) Election filing by Mr. Blackburn, to claim a tax deduction for any amount which would be taxable to Mr. Blackburn in the absence of such an election. If the Company is required to withhold or pay any taxes with respect to the issuance or vesting of the Restricted Shares, Mr. Blackburn shall pay to the Company the amount of such required withholding or payment promptly following the Company’s request.

§9. Compliance with Securities Laws. No Restricted Shares shall be deliverable under this Agreement or the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company may require Mr. Blackburn (a) to represent and warrant to and agree with the Company in writing that Mr. Blackburn is acquiring the Restricted Shares without a view to distribution thereof, and (b) to make such additional representations, warranties and agreements with respect to the investment intent of Mr. Blackburn as the Company may reasonably request.

The Share Certificate shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Company’s common shares are then listed, and any applicable federal or state securities laws, and the Company may cause a legend or legends to be put on the Share Certificate to make appropriate reference to such restrictions.

STATE AUTO FINANCIAL CORPORATION

By	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Chairman, President and Chief Executive Officer, (as authorized and approved by the Compensation Committee of the Board of Directors)

Acceptance of Agreement

Mr. Blackburn hereby: (a) acknowledges receiving a copy of the Plan and represents that Mr. Blackburn is familiar with all provisions of the Plan; and (b) accepts this Agreement and the award of the Restricted Shares under this Agreement subject to all terms, provisions, and restrictions of both the Plan and this Agreement.

/s/ Mark A. Blackburn
MARK A. BLACKBURN
Dated as of October 4, 2007

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